Exhibit 23.2



The Board of Directors
AgriBioTech, Inc.:


     We consent to incorporation by reference in the registration statements Nos. 333-33367, 333-13953, 333-47637, 333-61127, 333-66145, 333-71477 and
333-71485 on Form S-3, No.  333-61097 on Form S-4 and Nos.  333-07123,  333-9336
and 333-9330 on Form S-8 of AgriBioTech,Inc. of our report dated March 5, 1999, relating to the balance sheet of SeedBiotics, L.L.C. as of December 31, 1998 and the related statements of operations and members' equity, and cash flows for the year then ended, which report appears in the June 30, 1998 Form 10-K/A Amendment No. 2 of AgriBioTech, Inc.

/s/ Ripley Doorn & Company, P.L.L.C.

Caldwell, Idaho
March 29, 1999